EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT: John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES FOURTH
QUARTER AND FULL YEAR 2009 EARNINGS

Coldwater, Michigan, February 24, 2010: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) reported net income of $1,936,000 for 2009 compared to $813,000 for 2008. Earnings per share were $0.84 for the full year of 2009 compared to $0.36 in 2008. Fourth quarter 2009 net income was $685,000 compared to a net loss of $758,000 in the fourth quarter of 2008.

Total consolidated assets at December 31, 2009 were $462.4 million compared to $475.0 million at December 31, 2008.

During 2009, Southern added $2,725,000 to its provision for loan losses, with an allowance for loan losses at December 31, 2009 of $6,075,000, or 1.82% of loans. This compared to provision expense of $5,080,000 for 2008, with an allowance at December 31, 2008 of $7,104,000, or 2.12% of loans. The decrease in the provision for loan losses resulted primarily from reduced specific reserves. Net charge-offs totaled $3,754,000 for 2009. Non-performing loans totaled $7,599,000 at December 31, 2009, or 2.28% of total loans, representing a decrease of $1,553,000, or 17.0% from December 31, 2008.

Southern's 4.14% net interest margin for 2009 remained strong when compared to peers. This compared to 4.36% for 2008. The decline in net interest margin was attributable to lower rates being in effect for all of 2009.

Non-interest income for 2009 was $809,000 greater than in 2008. The increase was a result of $682,000 of net securities gains being recorded during the year compared to $15,000 in 2008 and a $420,000 increase in gains recorded from the sale of secondary market loans, offset by the $390,000 reduction of life insurance proceeds recorded in 2008.

Total non-interest expense was flat for 2009 as compared to 2008. For the full year of 2009, FDIC deposit insurance expense increased $676,000 to $855,000, an increase of 377.7% over 2008 premium costs of $179,000. In the second quarter of 2009, Southern was assessed $217,000 by the FDIC as a special assessment paid by all banks to help cover the costs of bank failures. Additionally, on December 30, 2009, Southern paid $2.4 million to the FDIC as a required three year prepayment of FDIC premiums, of which $2.2 million will be expensed over the next three years. Southern was successful in reducing other non-interest expense categories. Salary and employee benefit costs decreased $780,000, or 7.4%, as a result of cost saving initiatives implemented in 2009.

The annualized return on average assets for 2009 and 2008 was 0.41% and .17%, respectively. The annualized return on average equity was 4.29% for 2009 compared to 1.77% for 2008.

John H. Castle, Chairman and Chief Executive Officer of Southern Michigan Bancorp, Inc., stated, "Like most banks during the past year, net income has been adversely affected by higher than historically normal provision for loan losses, extraordinary FDIC premium assessments and OREO property expenses. In spite of the challenging environment, we are pleased to be performing better than many in our industry. Our results, while adequate in this environment, are not at levels we would like to see. We have been proactive throughout 2009 in working with our clients and recognizing credit problems as they occur, as well as looking for efficiencies within our organization. While we are beginning to see some improvement in the credit markets and in economic news, we anticipate a gradual turnaround in economic conditions. We will continue to focus on initiatives to mitigate loss and increase efficiencies during 2010."

Southern Michigan Bancorp, Inc. is a bank holding company and the parent company of Southern Michigan Bank & Trust. It operates 18 branches within Branch, Calhoun, Cass, Hillsdale and St. Joseph Counties, providing a broad range of consumer, business and wealth management services throughout the region.

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This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "will", "anticipate" or "continue" and other similar words or expressions. Management's determination of the provision and allowance for loan losses and other accounting estimates, such as the carrying value of goodwill and mortgage servicing rights and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment), involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Our ability to successfully implement new programs and initiatives, increase efficiencies, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. Additional information about factors that may adversely affect the matters addressed in forward-looking statements are contained in Southern's reports filed with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Investors should not place undue reliance on forward-looking statements as predictions of future results. Southern undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2009	December 31, 2008

	(In thousands, except share data)
ASSETS
Cash and due from banks	$24,814	$27,989
Federal funds sold	2,540	3,320
Securities available for sale	56,948	65,718
Loans held for sale, net of valuation allowance of $0 in 2009 and 2008	605	121
Loans, net of allowance for loan losses of $6,075 in 2009 (2008 - $7,104)	327,004	328,206
Premises and equipment, net	12,914	13,286
Accrued interest receivable	2,054	2,614
Net cash surrender value of life insurance	9,881	9,523
Goodwill	13,422	13,422
Other intangible assets, net	2,355	2,717
Other assets	9,872	8,080
TOTAL ASSETS	$462,409	$474,996

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$55,250	$57,216
Interest bearing	325,655	336,827
Total deposits	380,905	394,043

Securities sold under agreements to repurchase	14,799	13,890
Accrued expenses and other liabilities	4,039	4,272
Other borrowings	10,832	12,492
Subordinated debentures	5,155	5,155
Common stock subject to repurchase obligation in Employee
Stock Ownership Plan, shares outstanding - 101,999 in 2009
(100,392 shares in 2008)	945	728
Total liabilities	416,675	430,580

Shareholders' equity:
Preferred stock, 100,000 shares authorized; none issued or outstanding
Common stock, $2.50 par value per share:
Authorized--4,000,000 shares	-	-
Issued-2,323,410 shares in 2009 (2,311,740 shares in 2008)
Outstanding (other than ESOP shares)-2,221,411 shares in 2009 (2,211,348 shares in 2008)	5,553	5,528
Additional paid-in capital	18,363	18,473
Retained earnings	22,062	20,593
Accumulated other comprehensive income, net	193	413
Unearned Employee Stock Ownership Plan shares	(437)	(591)
Total shareholders' equity	45,734	44,416

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$462,409	$474,996

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
Interest income:
Loans, including fees	$4,971	$5,227	$19,852	$22,528
Securities:
Taxable	239	510	1,134	2,100
Tax-exempt	199	227	883	943
Other	27	19	69	358
Total interest income	5,436	5,983	21,938	25,929

Interest expense:
Deposits	1,110	1,539	4,671	6,992
Other	185	288	729	1,197
Total interest expense	1,295	1,827	5,400	8,189
Net Interest Income	4,141	4,156	16,538	17,740
Provision for loan losses	425	2,350	2,725	5,080

Net interest income after provision for loan losses	3,716	1,806	13,813	12,660

Non-interest income:
Service charges on deposit accounts	655	668	2,746	2,744
Trust fees	271	246	987	1,090
Net securities gains	275	-	682	15
Net gains on loan sales	153	41	756	336
Earnings on life insurance assets	107	107	358	363
Income from automated teller machines	189	149	703	624
Gain on life insurance proceeds	-	-	-	390
Other	222	187	940	801
Total non-interest income	1,872	1,398	7,172	6,363

Non-interest expense:
Salaries and employee benefits	2,447	2,605	9,802	10,582
Occupancy, net	304	335	1,351	1,383
Equipment	245	307	917	1,234
Printing, postage and supplies	145	170	615	659
Telecommunication	109	96	372	379
Software maintenance	100	92	415	396
Professional and outside services	355	479	1,354	1,575
Amortization of other intangibles	90	93	362	374
Automated teller machines	417	76	521	297
FDIC deposit assessments	179	122	855	179
Other real estate owned expense	30	90	319	201
Loss on sale of other real estate owned	130	76	318	213
Other	237	106	1,769	1,498
Total non-interest expense	4,788	4,647	18,970	18,970
INCOME (LOSS) BEFORE INCOME TAXES	800	(1,443)	2,015	53
Federal income tax provision (credit)	115	(685)	79	(760)
NET INCOME (LOSS)	$685	$(758)	$1,936	$813

Basic Earnings (Loss) Per Common Share	$0.29	$(0.33)	$0.84	$0.36
Diluted Earnings (Loss) Per Common Share	$0.29	$(0.33)	$0.84	$0.36
Dividends Declared Per Common Share	$0.05	$0.20	$0.20	$0.80